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                                                                      EXHIBIT 99



                                [STARBUCKS LOGO]


Embargoed until April 19, 2002 @ 1:00 AM PDT

Contact: Audrey Lincoff                             Lara Wyss
         Starbucks Coffee Company                   Starbucks Coffee Company
         (206) 318-5013                             (206) 318-4620
         alincoff@starbucks.com                     lwyss@starbucks.com


                STARBUCKS CORPORATION REACHES AGREEMENT TO SETTLE
                      TWO CALIFORNIA CLASS ACTION LAWSUITS

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SEATTLE; April 19, 2002-- Starbucks Corporation (Nasdaq: SBUX) announced today that it has reached an agreement to settle two California class action lawsuits filed in 2001. The lawsuits, entitled Carr v. Starbucks Corporation and Shields
v. Starbucks Corp., challenged the status of Starbucks California store managers and assistant store managers as exempt employees under California wage and hour laws. While Starbucks denies all liability in these cases, the company has agreed to the settlement in order to resolve all of the plaintiffs' claims without engaging in protracted litigation.

The settlement fully resolves all claims brought by the plaintiffs in these California lawsuits. According to the settlement, Starbucks will pay up to $18 million in claims to eligible class members, attorneys' fees and costs, and costs to a third-party claims administrator, as well applicable employer payroll taxes.

"Given the unique aspects of California wage and hour laws, which differ significantly from federal and other state laws, we believe this settlement was the best solution for all parties involved," said Jennifer O'Connor, senior vice president and deputy general counsel, Starbucks Coffee Company. "Starbucks was one of many companies that has faced this type of class action lawsuit in California in recent years."


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STARBUCKS REACHES AGREEMENT
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Plaintiffs are represented by the Southern California law firm Spiro Moss
Barness Harrison & Barge LLP, the Northern California law firms Hoffman & Lazear and the Law Offices of Randall Crane, and the Thierman Law Firm.

Under the settlement agreement, eligible current and former California store managers and assistant store managers may submit claims to a third-party claims administrator. Claims will be paid on a "claims made" basis. The parties hope that the claims process will be completed by September 30, 2002. The settlement is subject to court approval. The parties anticipate that the class members will receive formal notice of their eligibility to participate in the settlement from the third-party claims administrator by June 2002.

As a result of the settlement Starbucks will record a one-time charge of $0.03 per share in the second quarter of fiscal 2002. Excluding the settlement and a $0.02 per share capital gain on the sale of Starbucks Japan shares recorded in the first quarter, the company's goal for fiscal year 2002 earnings per share remains unchanged at $0.52 - $0.53.

Additionally, as a part of the settlement, plaintiffs and Starbucks are prevented from making any further statements or comments about the lawsuits.

Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world. In addition to its more than 5,000 retail locations in North America, Europe, the Middle East and the Pacific Rim, Starbucks sells coffee and tea products through its specialty operations, including its online store at Starbucks.com. Additionally, Starbucks produces and sells bottled Frappuccino(R) coffee drink and a line of superpremium ice creams through its joint venture partnerships. The Company's other brands enhance the Starbucks Experience through best-of-class products: Tazo Tea Company offers a line of innovative premium teas, and Hear Music produces and distributes a line of exceptional compact discs.

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STARBUCKS REACHES AGREEMENT
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This release includes forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements, including anticipated terms and timing of the final settlement and the expected effect of the settlement on the company's financial results, are based on currently available operating, financial and legal information and are subject to various risks and uncertainties. Actual future results may differ materially depending on a variety of factors, including, but not limited to, the timing and possible additional conditions of final court approval of the settlement.

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